Exhibit 10.6

Master Services Agreement

This Master Services Agreement (the “Agreement”) dated January 12, 2022 (“Effective Date”) is entered into by and between SAGE186, LLC, with its principal place of business at 4802 E. Ray Rd., STE 23-691 Phoenix, AZ 85044 (“Consultant”) and Signing Day Sports, with its principal place of business at 7272 E. Indian School Rd., 101, Scottsdale, AZ 85251 (“Customer”) (each individually a “Party” and collectively the “Parties”). The provisions of this Agreement shall apply to Services provided to Customer as of the Effective Date of this Agreement.

1. SERVICES

1.1. Scope. Consultant shall provide services to Customer pursuant to a written schedule, statement of work, project proposal, or other project order document, which is incorporated herein by reference, for ordering Services, which document shall specify the Services, applicable fees, scope of work, and/or appropriate project timelines, as well as any terms and conditions which differ from or add to the general provisions of this Agreement (each a “SOW”), as mutually agreed upon from time to time by the Parties pursuant to this Agreement (services described in each SOW are collectively referred to as the “Services”). Each SOW shall specify the Services to be provided, including, but not limited to, all deliverables (“Deliverables”), and other particulars that shall govern the Services rendered under each SOW.

1.2. SOW Authorization and Modification. The SOW(s) are to be signed on behalf of Customer exclusively by authorized individuals of Customer. Any deviation from or modification to a SOW must be by mutual agreement, in writing, by the Parties. In the event of any conflict or inconsistency between the provisions of a SOW and the provisions of this Agreement, the provisions of the SOW will govern and control with respect to the interpretation of that SOW; provided, however, that the provisions of the SOW will be so construed as to give effect to the applicable provisions of this Agreement to the fullest extent possible.

1.3. Acceptance of Deliverables. Unless otherwise agreed to in a SOW, Customer shall have five (5) business days following Consultant’s delivery of any Deliverable described in a SOW to accept the Deliverable. Customer’s acceptance shall be deemed to have occurred upon the expiration of the five business day review period. If Customer does not accept the Deliverable, Consultant shall have a reasonable period of time (not to exceed ten (10) business days unless otherwise agreed to by the Parties) to remedy the deficiencies or to present a plan to remedy the deficiency which is reasonably acceptable to Customer.

2. FEES, PAYMENT AND TAXES

2.1. Fees for Services. Customer will pay Consultant the charges set forth in each SOW (the “Fee”). Unless otherwise specified in the applicable SOW, actual and reasonable expenses incurred by Consultant in connection with the Services shall be charged to Customer, so long as such expenses are approved in writing by Customer.

2.2. Invoicing and Payment. Unless otherwise stated in a SOW, Consultant shall invoice Customer on a monthly basis. Customer shall pay Consultant within fifteen (15) calendar days from the date of invoice for any of the Services and expenses provided or incurred hereunder. Consultant may charge Customer interest and late fees on any overdue and unpaid portion of the Fees in an amount one and one-half percent (1.5%) per month or the highest amount allowed by law, whichever is less.

2.3. Taxes. The fees and expenses for Services are inclusive of all taxes Customer is obligated to pay.

3. CUSTOMER OBLIGATIONS

3.1. Customer agrees to fulfill its responsibilities set forth in a SOW and to cooperate with Consultant as reasonably necessary for Consultant to perform the services set forth herein. If Customer fails to satisfy in a timely manner its responsibilities in any material respect (a “Customer Delay”), the due date for Consultant’s performance under the SOW shall be extended for the amount of time caused by Customer Delay. Furthermore, if a Customer Delay causes the Deliverables to be delayed by more than fifteen (15) calendar days, Consultant may, at its option, terminate the SOW and this Agreement. Termination of such SOW shall not affect Customer’s payment obligations thereunder. Notwithstanding anything herein to the contrary, if Customer fails to respond to Consultant’s communications regarding an alleged Customer Delay, Consultant may, in addition to any rights it may have, and at its option, suspend all work under a SOW or terminate the SOW.

3.2. Customer represents and warrants that it has all necessary rights, title, and interest in and to all content, artwork, and designs which are provided to Consultant hereunder.

4. TERM AND TERMINATION

4.1. Term. This Agreement shall commence on its Effective Date and shall remain in effect for a period of six (6) months as of the Effective Date (the “Initial Term”). Upon completion of the Initial Term, this Agreement shall automatically renew for successive six (6) month terms, until terminated in accordance with this Section 4.

4.2. Termination.

4.2.1. Termination for any Reason. Upon completion of the Initial Term, either Party may terminate this Agreement or any SOW for any reason with thirty (30) calendar days’ written notice to the other Party. In the event Customer terminates this Agreement pursuant to this Section 4.2.1, Customer shall pay Consultant for Services provided up to the date of termination of the SOW or this Agreement. Termination of a SOW only shall not have the effect of terminating this Agreement or other SOWs, if any. However, termination of this Agreement shall terminate all SOWs, if any, between the Parties.

4.2.2. Termination Upon Breach. In the event either Party materially breaches any provision of this Agreement or a SOW, including, but not limited to, Sections 4.1 and 4.2.1, and fails to remedy such breach within thirty (30) calendar days of receipt of written notice from the non-breaching Party, then the non-breaching Party may immediately terminate this Agreement and/or the applicable SOW. Notwithstanding the foregoing, Consultant may suspend performance under a SOW due to a Customer’s failure to fully pay the amount due, as set forth therein, after ten (10) calendar days prior written notice by Consultant to Customer. Either Party may terminate this Agreement and any SOW then in effect upon written notice to the other Party in the event the other Party (i) discontinues its business; (ii) files a petition for bankruptcy; (iii) becomes insolvent; or (iv) makes an assignment for the benefit of creditors. In the event of termination pursuant to this Section 4.2.2, Customer shall pay Consultant the entire Fee owed and payable to Consultant through the Initial Term, pursuant to the payment terms of each SOW between Consultant and Customer, and Customer shall not be entitled to any refund of any payments made pursuant to the Initial Term, if any, as set forth in the SOW.

4.2.3. Mutual Agreement to Terminate. The Parties may mutually agree in writing, at any time, to terminate this Agreement or any SOW.

4.2.4. In the event of any termination of this Agreement for any reason, all provisions of this Agreement whose meaning requires them to survive shall survive the expiration or termination of this Agreement, including, but not limited to any payment obligation accrued by Customer hereunder.

5. WORK PRODUCT AND PROPRIETARY INFORMATION

5.1. Work Product. Except as set forth below, all Deliverables created for Customer by Consultant (the “Work Product”) shall be considered “work made for hire” and shall be the sole and exclusive property of Customer. In the event any rights do not vest in Customer, the Parties agree and understand, by this Agreement, that Consultant shall grant and assign to Customer all such rights in such Work Product. Work Product shall not include Consultant’s preexisting proprietary information and methodologies for delivery of the Services set forth herein, document templates or project tools used by Consultant to deliver the Services, and materials in the Work Product owned by Consultant (collectively, “Consultant Intellectual Property”). Nothing herein shall be interpreted to prevent Consultant from performing similar services for any other Consultant customer. Unless otherwise set forth in a SOW, in the event any Consultant Intellectual Property is required to use the Work Product or receive benefit from the Services, Consultant hereby grants to Customer a perpetual, nonexclusive, royalty-free, limited license to use, execute, reproduce, display, perform, and distribute copies of the Consultant Intellectual Property solely for its internal business purposes. A breach of Customer’s limited license hereunder shall immediately terminate the license set forth in this Section 5.1.

5.2. Use of Trademarks. The Parties agree and understand that Customer hereby grants to Consultant, a limited right to use any and all trademarks of Customer pursuant to this Agreement. Consultant acknowledges that such trademarks remain the proprietary property of Customer and Consultant shall have no right to use any such trademark outside the scope of this Agreement.

6. CONFIDENTIALITY

6.1. Each Party acknowledges that it will have access to certain confidential information of the other Party, including the terms and conditions of this Agreement. “Confidential Information” includes all information identified by a Party as confidential, including but not limited to, a Party’s information regarding its business, employees, financial condition, products, operation, or other financial and business matters. Each Party’s Confidential Information shall (i) remain the sole property of that Party and (ii) be used by the other Parties only as described herein and may not be disclosed, provided or otherwise made available to any other third party except that such Confidential Information may be disclosed to the other Parties’ employees or agents who have a need to know in the scope of their work during the time they are performing services under this Agreement and are under the other Parties’ security and control. Confidential Information does not include (i) information that the recipient can establish was already known to the recipient at the time it was disclosed in connection with this Agreement, (ii) information that is developed independently by the recipient or received from another third party lawfully in possession of the information and having no duty to keep the information confidential, (iii) information that becomes publicly known other than by a breach of this Agreement, or (iv) information disclosed in accordance with a valid court order or other valid legal process. Each Party agrees to hold the Confidential Information of each other Party in strictest confidence and not to copy, reproduce, distribute, publish or disclose such Confidential Information to any person except as expressly permitted by this Agreement.

7. LIMITATION OF LIABILITY, INDEMNIFICATION

7.1. Liability. EXCEPT FOR INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, UNDER ANY CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, REVENUES, OR SAVINGS, OR THE LOSS OR USE OF ANY DATA OR DAMAGE TO ANY SOFTWARE, HARDWARE, OR CODE, EVEN IF THE PARTY HAS BEEN ADVISED OF, KNEW, OR SHOULD HAVE KNOWN, OF THE POSSBILITY THEREOF. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR OTHERWISE, EXCEED THE TOTAL AMOUNT OF FEES ACTUALLY PAID TO CONSULTANT UNDER THE SOW FROM WHICH THE CLAIM ARISES.

7.2. Indemnification by Customer. Customer shall indemnify, defend, and hold harmless Consultant and its affiliates, officers, directors, employees, agents, successors, and assigns, from and against all claims, demands, liabilities, damages, and costs including, without limitation, its reasonable attorneys’ fees and other costs of defense, arising from or relating to (a) Customer’s breach of any terms of this Agreement; (b) the use of the Service and Deliverables in the conduct of its business; (c) any violation of applicable law; or (c) any claims of infringement of the intellectual property rights of any third party.

7.3. Indemnification by Consultant. Consultant shall indemnify, defend, and hold harmless Customer and its affiliates, officers, directors, employees, agents, successors, and assigns, from and against all claims, demands, liabilities, damages, and costs including, without limitation, its reasonable attorneys’ fees and other costs of defense, arising from or relating to (a) Consultant’s breach of any terms of this Agreement; or (b) any claims of infringement of the intellectual property rights of any third party.

7.4. The Party seeking indemnification (“Indemnitee”) shall provide the other Party (“Indemnifying Party”) prompt written notice of any knowledge it may have of such an infringement or other indemnity claim, and the Indemnitee shall reasonably cooperate in the defense and settlement of any such claim. The Indemnifying Party shall have the right to control the defense, negotiation, and settlement of any such claim and the Indemnifying Party shall pay all damages and costs awarded by a court of competent jurisdiction against Indemnitee arising out of such claim or the amount of any settlement to which the Indemnifying Party may agree

8. WARRANTY

8.1. Warranty. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL DELIVERABLES AND SERVICES ARE PROVIDED “AS-IS” AND CONSULTANT MAKES NO REPRESENTATIONS OR WARRANTIES EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF, ANY SERVICE, WEBSITE, OR OTHER DELIVERABLES PROVIDED UNDER ANY SOW. CONSULTANT DOES NOT REPRESENT OR WARRANT THAT THE OPERATION OF ANY WEBSITE OR OTHER DELIVERABLES WILL BE UNINTERRUPTED OR ERROR-FREE. CUSTOMER AGREES AND UNDERSTANDS THAT CONSULTANT TAKES NO RESONSIBILITY FOR ALL DATA OR FILES AFTER SUCH DATA OR FILES ARE DELIVERED TO CUSTOMER. CUSTOMER ACKNOWLEDGES THAT IT IS A SOPHISTICATED PARTY TO THIS AGREEMENT AND RECOGNIZES AND AGREES THAT THIS PROVISION IS AN IMPORTANT FACTOR IN CONSULTANT’S WILLINGNESS TO PERFORM SERVICES HEREUNDER.

9. ADDITIONAL TERMS

9.1. Publicity. Consultant may include Customer’s name in its published client lists and may issue to the general public announcements and written statements concerning the existence of this Agreement and the general substance of Services to be performed and performed hereunder, provided that Consultant maintains the confidentiality of all proprietary and Confidential Information and obtains Customer’s prior written consent.

9.2. Relationship between the Parties. The Parties are acting hereunder as independent contractors. Consultant shall not be considered or deemed to be an agent, employee, joint venture, or partner of Customer. Consultant’s personnel shall not be considered employees of Customer, shall not be entitled to any benefits that Customer grants its employees and have no authority to act or purport to act on Customer’s behalf. Neither Customer nor Consultant has the right, and shall not seek, to exercise any control over the other Party. Each Party shall be solely responsible for hiring, firing, promoting, demoting, rates of pay, paying taxes, benefits and other terms and conditions in regard to its own personnel.

9.3. Non-solicitation. Consultant and Customer agree that during the term of this Agreement and any SOW, and for a period of twelve (12) months thereafter, neither shall solicit for employment or retention as an independent contractor any employee or former employee of the other who provided any Services pursuant to this Agreement. “Solicit” shall not be deemed to include advertising in newspapers or trade publications available to the public.

9.4. Notices. All notices to be given by the Parties hereto shall be in writing and shall be deemed to be properly given when personally delivered to the specified address and left with a responsible person or when sent by e-mail followed by registered or certified mail or by an overnight delivery service providing a receipt of delivery addressed to the parties at their respective addresses herein below given, or to such other address as either Party shall have notified the other, in like manner, to be its proper business address.

9.5. Jurisdiction and Venue; Choice of Law. The Parties mutually acknowledge and agree that this Agreement shall be construed and enforced in accordance with the laws of the state of Arizona without regard to any conflict-of-law provisions, and the Parties agree that in any dispute exclusive jurisdiction and venue shall be in the state of Arizona.

9.6. Assignment. Customer may not assign or transfer this Agreement or any of its obligations hereunder without prior written consent of Consultant. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns. Any assignment or assumption without Consultant’s prior written consent shall be null and void.

9.7. Survival of Terms. Any terms of this Agreement, which by their nature are intended to extend beyond this Agreement’s expiration or termination, shall remain in effect until fulfilled and shall apply to respective successors and assignees.

9.8. Miscellaneous. This Agreement and all executed SOWs constitute the complete integrated agreement between the Parties concerning the subject matter hereof. All prior and contemporaneous agreements, understandings, negotiations, or representations, whether oral or in writing, relating to the subject matter of this Agreement are superseded and canceled in their entirety. In the event of a conflict between the terms of this Agreement and SOW(s) the order of precedence (with the first being the controlling) shall be as follows: (i) SOW(s) (the most recent SOW having higher precedence, and so forth) and (ii) this Agreement. Except as set forth in Section 1.2, no alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless mutually assented to in writing by authorized representatives of both Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided in writing. The failure of either Party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by either Party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of a Party to enforce each and every such provision thereafter. If any provision of this Agreement is adjudged by a court to be invalid, void or unenforceable, the Parties agree that the remaining provisions of this Agreement shall not be affected thereby, that the provision in question may be replaced by the lawful provision that most nearly embodies the original intention of the Parties, and that this Agreement shall in any event otherwise remain valid and enforceable. The captions and headings used in this Agreement are used for convenience only and are not to be given any legal effect.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the authorized signatories of the parties hereto, to be effective as of the Effective Date.

CONSULTANT: SAGE186 LLC

By:	Sarina M. Ryczek
Title:	Owner

Signature:	/s/ Sarina M. Ryczek
Date:	18.JAN.2022

CUSTOMER:	Signing Day Sports

By:	George Weathers
Title:	Chief Financial Officer

Signature:	/s/ George Weathers
Date:	1/14/2022